                                                                     EXHIBIT 4.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

     Sterling Software, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Sterling Software, Inc. and by a separate unanimous written consent of the Directors, resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that said amendments be considered at the next annual meeting of the stockholders. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article numbered "IV" so that, as amended, said paragraph of said Article shall be and read as follows:

              "The total number of shares of stock of all classes which the corporation shall have authority to issue is Fifty-Two Million (52,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock having a par value of $.10 per share, and Two Million (2,000,000) shares of Preferred Stock having a par value of $.10 per share."


          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "VII" so that, as amended said Article shall be and read as follows:

                                 "ARTICLE VII

          All power of the corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

          For the management of the business and for the conduct of the affairs of the corporation, and in further creation, definition, limitation and regulation of the power of the corporation and of its directors and of its stockholders, it is further provided:

          (i) Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

          (ii) Number, Election and Term of Directors. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws. The directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1989, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1990, with members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          (iii) Stockholder Nomination of a Director. Advance notice of nominations for the election of directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided by the Bylaws.

          (iv) Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or repeal, this
          Article VII or any provision hereof."

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding a new Article numbered "IX" to read in its entirety as follows:


                                  "ARTICLE IX

              To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by adding a new Article numbered "X" to read in its entirety as follows:


                                  "ARTICLE X

              No action required to be taken, or which may be taken, at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied."


     SECOND: That thereafter, pursuant to certain resolutions, the Board of Directors directed that said amendments be considered at the next annual meeting of the stockholders. An annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of each of the amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, Sterling Software, Inc. has caused this certificate to be signed by Sterling L. Williams, its President, and Jeannette P. Meier, its Secretary, this 13th day of March, 1987.


                                       By: /s/ Sterling L. Williams
                                          ---------------------------------
                                               Sterling L. Williams,
                                                     President


                                       ATTEST: /s/ Jeannette P. Meier
                                              -----------------------------
                                                  Jeannette P. Meier,
                                                       Secretary

STATE OF TEXAS     )
                   )    SS:
COUNTY OF DALLAS   )


     BEFORE ME, the undersigned authority, on this day personally appeared Sterling L. Williams and Jeannette P. Meier, President and Secretary, respectively, of Sterling Software, Inc., known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL of office this 13th day of March, 1987.


                                          Sharon B. Cron
                                       --------------------------------
                                           Notary Public in and for
                                             the State of Texas

My Commission Expires:

July 31, 1987
----------------------